                                                                      EXHIBIT 99

--------------------------------------------------------------------------------
   Investor Release
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION CONTACT:
---------------------                     ----------------------------
01/24/02                                  Investors: Mary Healy, 630-623-6429
                                          Media: Anna Rozenich, 630-623-7316

                                          FOR ACCESS TO CONFERENCE CALL:
                                          ------------------------------
                                          When: 12:00 noon CT,
                                          Thursday, January 24, 2002
                                          Where: http://www.mcdonalds.com

                        McDONALD'S REPORTS GLOBAL RESULTS
                        ---------------------------------
OAK BROOK, IL -- McDonald's Corporation today announced global results for the quarter and year ended December 31, 2001.

 .   Diluted net income per common share was 21 cents for the quarter and $1.25 for the year. Excluding the previously announced special items (see tables below), diluted net income per common share was 34 cents for the quarter and $1.36 for the year.

 .   For the quarter, Systemwide sales increased 9% in Europe in constant currencies, and 3% in the U.S.

 .   In constant currencies, annual Systemwide sales increased in all segments for a total increase of 4%.

 .   Revenues increased 6% for the quarter and 8% for the year in constant currencies.

 .   The Company repurchased $1.1 billion of stock during the year.

-----------------------------------------------------------------------------------------------
Key highlights - Consolidated
Dollars in millions, except per common                                         Percent
share data                                                               Increase/(Decrease)
-----------------------------------------------------------------------------------------------
                                                                              As      Constant
Quarters ended December 31                      2001          2000      Reported     Currency*
-----------------------------------------------------------------------------------------------
Systemwide sales                           $10,112.7     $ 9,924.5             2            3
-----------------------------------------------------------------------------------------------
Total revenues                               3,771.5       3,589.6             5            6
-----------------------------------------------------------------------------------------------
Operating income                               482.7         774.0           (38)         (38)
-----------------------------------------------------------------------------------------------
Net income                                     271.9         452.0           (40)         (40)
-----------------------------------------------------------------------------------------------
Net income per common share - diluted            .21           .34           (38)         (38)
-----------------------------------------------------------------------------------------------
Years ended December 31
-----------------------------------------------------------------------------------------------
Systemwide sales                           $40,630.4     $40,181.2             1            4
-----------------------------------------------------------------------------------------------
Total revenues                              14,870.0      14,243.0             4            8
-----------------------------------------------------------------------------------------------
Operating income                             2,697.0       3,329.7           (19)         (17)
-----------------------------------------------------------------------------------------------
Net income                                   1,636.6       1,977.3           (17)         (15)
-----------------------------------------------------------------------------------------------
Net income per common share - diluted           1.25          1.46           (14)         (12)
-----------------------------------------------------------------------------------------------

* Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. Dollar.

------------------------------------------------------------------------------------------------
Key highlights excluding special
items - Consolidated
Dollars in millions, except per common                                         Percent
share data                                                               Increase/(Decrease)
------------------------------------------------------------------------------------------------
                                                                              As      Constant
Quarters ended December 31**                      2001        2000      Reported     Currency*
------------------------------------------------------------------------------------------------
Operating income                              $  734.8    $  774.0           (5)          (5)
-----------------------------------------------------------------------------------------------
Net income                                       443.4       452.0           (2)          (2)
-----------------------------------------------------------------------------------------------
Net income per common share - diluted              .34         .34            -            -
-----------------------------------------------------------------------------------------------
Years ended December 31***
-----------------------------------------------------------------------------------------------
Operating income                              $3,074.6    $3,329.7           (8)          (5)
-----------------------------------------------------------------------------------------------
Net income                                     1,779.1     1,977.3          (10)          (8)
-----------------------------------------------------------------------------------------------
Net income per common share - diluted             1.36        1.46           (7)          (5)
-----------------------------------------------------------------------------------------------

* Excluding the effect of foreign currency translation on reported results. ** Operating income for the fourth quarter excludes:

   . $200.0 million pre-tax charge ($136.1 million after tax) related to the U.S. business reorganization and other change initiatives around the world.

   . $45.0 million of pre-tax charges ($30.6 million after tax) related to both the anticipated disposition of Aroma Cafe in the U.K. and unrecoverable costs incurred in connection with the Monopoly game fraud and the related termination of a supplier.

   . $7.1 million of pre-tax charges ($4.8 million after tax) related to the closing of 9 under performing restaurants in international markets.

*** In addition to the items for the fourth quarter, operating income for the year excludes:

   . $101.5 million of pre-tax charges ($76.0 million after tax) recorded in the third quarter related primarily to the closing of 154 under performing restaurants in international markets and the write-off of certain technology costs.

   . $24.0 million asset impairment charge (pre and after tax) in Turkey recorded in the second quarter.

   Nonoperating income for the year excludes:

   . $137.1 million gain (pre and after tax) on the initial public offering of McDonald's Japan recorded in the third quarter.

   . $12.4 million of pre-tax charges ($8.1 million after tax) recorded in the third quarter, primarily related to the write-off of a domestic investment.

SUMMARY COMMENTARY

Jack M. Greenberg, Chairman and Chief Executive Officer noted, "The year 2001 was difficult for the Company largely because of external forces, particularly weak economies and BSE. However, McDonald's brand is strong, our business is resilient and we have taken action to improve our customers' experience and drive long-term success. We are therefore entering 2002 with a sense of optimism, purpose and confidence in our strategies.

         "In the U.S., total sales increased 3% for the fourth quarter and 2% for the year as a result of expansion and slightly positive comparable sales. Our renewed focus on the basics - providing consistent quality, service, cleanliness and value - will help us achieve stronger results going forward. We're excited about our New Tastes Menu and the increased variety it gives our customers. And we believe our service improvement initiatives will encourage customers to visit more frequently, contributing to higher sales and profits.

     "In constant currencies, total European sales increased 9% for the quarter and 5% for the year. We are very encouraged by the strong European sales posted in the quarter; France, Germany and the U.K. all had positive comparable sales. We look forward to significantly improved results in 2002.

     "While Asia/Pacific and Latin America continue to face economic challenges, we are confident in the long-term potential of these regions. In the short term, we have slowed McDonald's unit growth in these areas and continue to focus on providing value and a great experience to our customers. Also, to offset consumer concerns about the safety of Japan's beef supply, we are continuing to communicate our strong beef safety and quality messages, underscoring the fact that McDonald's uses only beef from Australia and New Zealand, not Japanese beef.

     "In spite of the challenges in 2001, McDonald's served 46 million customers per day, an increase of more than one million customers per day compared with 2000. In addition, we added 1,319 McDonald's restaurants and 67 Partner Brands' restaurants. In 2002, we expect to add approximately 1,300 to 1,400 McDonald's restaurants and 100 to 150 new Partner Brands' restaurants.

     "As previously stated, we expect 2002 annual earnings per share to improve significantly over 2001 results and to be in the range of $1.47 to $1.54, excluding the impact of foreign currency translation."

OPERATING RESULTS

The Company operates in the food service industry and primarily operates quick-service restaurant businesses under the McDonald's brand. To capture additional meal occasions, the Company also operates other restaurant concepts:
Aroma Cafe, Boston Market, Chipotle and Donatos Pizza. Collectively these four businesses are referred to as "Partner Brands." In addition, McDonald's has a minority ownership in Pret A Manger. During the fourth quarter, the Company made a decision to dispose of its Aroma Cafe business in the U.K.

Impact of Foreign Currencies on Reported Results

     While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.

     For the quarter, foreign currency translation had a minimal impact on reported results as the negative effect of the weaker Japanese Yen and Australian Dollar was offset by the stronger Euro. Reported results for the year were negatively affected by foreign currency translation primarily due to the weaker Euro, Japanese Yen, British Pound and Australian Dollar.

Systemwide Sales and Revenues

     Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales, with specified minimum payments along with initial fees.

   --------------------------------------------------------------------------------------------------------------------
   Systemwide sales
                                                                                                     Percent
   Dollars in millions                                                                         Increase/(Decrease)
   --------------------------------------------------------------------------------------------------------------------
                                                                                                As           Constant
   Quarters ended December 31                                2001             2000        Reported          Currency*
   --------------------------------------------------------------------------------------------------------------------
   U.S.                                                  $ 4,979.9        $ 4,823.9              3                n/a
   --------------------------------------------------------------------------------------------------------------------
   Europe                                                  2,442.1          2,210.4             10                  9
   --------------------------------------------------------------------------------------------------------------------
   Asia/Pacific                                            1,578.0          1,749.3            (10)                (2)
   --------------------------------------------------------------------------------------------------------------------
   Latin America                                             414.8            470.2            (12)                (2)
   --------------------------------------------------------------------------------------------------------------------
   Other**                                                   697.9            670.7              4                  7
   --------------------------------------------------------------------------------------------------------------------
   Total Systemwide sales                                $10,112.7        $ 9,924.5              2                  3
   --------------------------------------------------------------------------------------------------------------------
   Years ended December 31
   --------------------------------------------------------------------------------------------------------------------
   U.S.                                                  $20,051.5        $19,572.8              2                n/a
   --------------------------------------------------------------------------------------------------------------------
   Europe                                                  9,411.7          9,292.8              1                  5
   --------------------------------------------------------------------------------------------------------------------
   Asia/Pacific                                            6,621.9          7,051.4             (6)                 4
   --------------------------------------------------------------------------------------------------------------------
   Latin America                                           1,733.2          1,790.0             (3)                 6
   --------------------------------------------------------------------------------------------------------------------
   Other**                                                 2,812.1          2,474.2             14                 17
   --------------------------------------------------------------------------------------------------------------------
   Total Systemwide sales                                $40,630.4        $40,181.2              1                  4
   --------------------------------------------------------------------------------------------------------------------

   * Excluding the effect of foreign currency translation on reported results. ** Includes Systemwide sales for Partner Brands in 2001 of $258.4 million for the quarter ($227.0 million in 2000) and $977.1 million for the year ($605.2 million in 2000).
 n/a  Not applicable

      On a global basis, the increases in sales and revenues for the quarter and the year were primarily due to restaurant expansion, partly offset by negative comparable sales. The acquisition of Boston Market in the second quarter 2000 also contributed to the increase for the year. Foreign currency translation had a negative effect on the growth rates for both Systemwide sales and revenues for both periods. On a constant currency basis, revenues increased at a higher rate than sales for both the quarter and the year partly due to a restructure of our ownership in the Philippines, effective July 1, 2001. As a result of the restructuring, most of our restaurants in the Philippines are now Company-operated rather than franchised. The higher revenue increase for the year was also partly due to the acquisition of Boston Market restaurants, which are all Company-operated. In addition, revenues in both periods benefited from an increase in the royalty percent received from our Japanese affiliate, effective January 1, 2001.

      U.S. sales increased 3% for the quarter and 2% for the year primarily due to expansion. Comparable sales were slightly positive for the quarter and the year.

      In Europe, expansion and positive comparable sales drove the constant currency sales increase for the quarter, while expansion, partly offset by negative comparable sales, drove the increase for the year. The primary contributors to the sales growth were France and the U.K. for both periods and Germany for the quarter. Also, the Netherlands and Russia delivered strong performances in both periods. During the year, sales were negatively impacted by consumer confidence issues regarding the European beef supply. However, the impact lessened in the fourth quarter and we do not expect the negative impact from these issues to be significant going forward.

      Constant currency sales results in Asia/Pacific and Latin America benefited from expansion but reflected negative comparable sales for both the quarter and the year. Asia/Pacific's sales were negatively impacted by weak economic conditions in Japan and Taiwan. In addition, Japan's fourth quarter sales were affected by concerns about the safety of Japanese beef, despite the fact that McDonald's Japan does not use Japanese beef. We expect Japan's results in the near term to continue to be negatively affected by these consumer concerns although we are proactively communicating our strong beef safety and quality messages. Australia's weak consumer spending dampened the results for the year; however, its fourth quarter comparable sales were strong, reflecting the success of the New Tastes Menu introduction. The Asia/Pacific segment benefited from significant growth in China in both periods.

      In Latin America, weak consumer spending continues to negatively affect most markets in this segment. Sales results for the quarter were also negatively impacted by the continuing economic crisis in Argentina.

      In the Other segment, the increases for the quarter and the year were driven by Canada and the Partner Brands.

Combined Operating Margins

      The following combined operating margin information represents margins for McDonald's restaurant business only and excludes Partner Brands.

----------------------------------------------------------------------------------------------------------------------
Combined operating margins                                          Quarters ended                 Years ended
                                                                      December 31                  December 31
                                                              --------------------------------------------------------
                                                                  2001          2000         2001              2000
----------------------------------------------------------------------------------------------------------------------
Dollars in millions
----------------------------------------------------------------------------------------------------------------------
Company-operated                                                $ 360.7       $ 385.0      $1,525.2          $1,669.6
----------------------------------------------------------------------------------------------------------------------
Franchised                                                        757.7         720.7       3,027.5           3,002.0
----------------------------------------------------------------------------------------------------------------------
     Combined operating margins                                $1,118.4      $1,105.7      $4,552.7          $4,671.6
----------------------------------------------------------------------------------------------------------------------
Percent of sales/revenues
----------------------------------------------------------------------------------------------------------------------
Company-operated                                                   14.1%         15.6%         15.1%             16.9%
----------------------------------------------------------------------------------------------------------------------
Franchised                                                         79.0          79.0          79.1              79.5
----------------------------------------------------------------------------------------------------------------------

      In constant currencies, combined operating margin dollars increased $17.4 million or 2% for the quarter and were relatively flat for the year. The U.S. and Europe segments accounted for over 80% of the combined margin dollars in both periods.

      As a percent of sales, Company-operated margins decreased for the quarter and the year in all segments. Consolidated food & paper costs and occupancy & other operating expenses increased as a percent of sales for both periods. Consolidated payroll costs as a percent of sales were flat for the quarter and increased for the year.

      In the U.S., as a percent of sales, food & paper costs were flat for the quarter and decreased for the year while payroll costs and occupancy & other operating expenses increased for both periods. In Europe, the decline in margins was primarily due to higher payroll costs in both periods and negative comparable sales for the year.

      Margins in Asia/Pacific and Latin America decreased primarily due to negative comparable sales and higher food & paper costs in both periods. In addition, the change in restaurant classification in the Philippines contributed to Asia/Pacific's margin decline because its Company-operated margins are lower than the average for the segment.

     Franchised margins as a percent of applicable revenues in the U.S. and Latin America decreased for the quarter and the year. Europe's franchised margin percent was relatively flat for the quarter and decreased for the year. The decreases in Europe and Latin America for the year were partly due to rent assistance provided to franchisees in certain markets and negative comparable sales. The franchised margin percent in Asia/Pacific increased for both periods primarily due to an increase in the royalty percent received from our Japanese affiliate and the restructuring of the Philippines' operations which resulted in the reclassification of franchised margins that were lower than the average for the segment.

     Franchised margins as a percent of revenues in all segments were also negatively impacted by higher occupancy costs as a result of our strategy to lease more land. By leasing land for a higher proportion of new sites, we have reduced initial capital requirements. However, as anticipated, this practice reduces franchised margins because the financing costs implicit in the lease are included in occupancy expense, whereas for owned sites, financing costs are reflected in interest expense.

Selling, General & Administrative Expenses

     Selling, general & administrative expenses increased 6% for the quarter and 5% for the year. The increases were partly due to increased spending on future restaurant technology improvements. Both periods benefited from weaker foreign currencies.

Special Charge - Global Change Initiatives

     In the fourth quarter, the Company recorded a $200.0 million special charge related to strategic changes and ongoing restaurant initiatives in the U.S. and certain international markets. The changes and initiatives are designed to improve the customer experience and grow McDonald's global business. The changes in the U.S. included streamlining operations by reducing the number of divisions and regions, enabling the Company to combine staff functions and improve efficiency. In addition, the U.S. business introduced a variety of initiatives designed to improve the restaurant experience, including accelerated operations training, restaurant simplification, incentives for outstanding restaurant operations and an enhanced national restaurant evaluation system.

     The special charge associated with these changes related to employee severance and outplacement, consolidation of facilities and other related costs. As a result of these strategic changes, the Company expects ongoing annual savings of about $100.0 million in selling, general and administrative expenses beginning in 2002 over what otherwise would be spent.

Other Operating Income (Expense), net

     Equity in earnings of unconsolidated affiliates decreased for both periods, primarily due to weaker results in Japan, the increase in Japan's royalty expense and a weaker Japanese Yen. Although the increase in royalty expense reduced McDonald's equity in earnings for Japan, it was more than offset by the royalty benefit McDonald's received in franchised revenues.

     Other income (expense) for the quarter included the following special items: $45.0 million of charges related to both the anticipated disposition of Aroma Cafe in the U.K. and unrecoverable costs incurred in connection with the Monopoly game fraud and the related termination of a supplier; and $7.1 million of charges related to the closing of 9 under performing restaurants. In addition to the items for the fourth quarter, other income (expense) for the year included: $101.5 million of charges primarily related to the closing of 154 under performing restaurants and the write-off of certain technology costs; and a $24.0 million asset impairment charge in Turkey. Excluding these special items, total other operating income (expense) would have been $26.6 million of income for the quarter and $120.2 million of income for the year.

----------------------------------------------------------------------------------------------
Other operating income (expense), net                  Quarters ended          Years ended
Dollars in millions                                      December 31           December 31
----------------------------------------------------------------------------------------------
                                                         2001      2000        2001      2000
----------------------------------------------------------------------------------------------
Gains on sales of restaurant businesses                $ 45.1     $28.5     $ 112.4    $ 86.9
----------------------------------------------------------------------------------------------
Equity in earnings of unconsolidated affiliates          12.0      28.1        61.5     120.9
----------------------------------------------------------------------------------------------
Other income (expense)                                  (82.6)     (0.8)     (231.3)    (11.4)
----------------------------------------------------------------------------------------------
     Total                                             $(25.5)    $55.8     $ (57.4)   $196.4
----------------------------------------------------------------------------------------------

Operating Income

     In constant currencies, consolidated operating income decreased $291.3 million, or 38%, for the quarter and $554.9 million, or 17%, for the year. Excluding the $200.0 million special charge and the special other income (expense) items noted above, adjusted consolidated operating income decreased 5% for both periods in constant currencies. The adjusted operating income decreases for both periods were due to lower other operating income and higher selling, general & administrative expenses and for the year, lower combined operating margin dollars.

-----------------------------------------------------------------------------------------------------------------------------
Operating income

Dollars in millions                                                                     Percent Increase/(Decrease)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Adjusted
                                                                                        As         Constant          Constant
Quarters ended December 31                            2001           2000         Reported      Currency(1)       Currency(2)
-----------------------------------------------------------------------------------------------------------------------------
U.S.                                              $  245.1       $  435.7            (44)              n/a               (2)
-----------------------------------------------------------------------------------------------------------------------------
Europe                                               288.2          276.2              4                 3                6
-----------------------------------------------------------------------------------------------------------------------------
Asia/Pacific                                          76.2           92.2            (17)              (11)              (7)
-----------------------------------------------------------------------------------------------------------------------------
Latin America                                         (3.3)          15.1            n/m               n/m              (88)
-----------------------------------------------------------------------------------------------------------------------------
Other(3)                                             (15.9)          19.3            n/m               n/m              (10)
-----------------------------------------------------------------------------------------------------------------------------
Corporate                                           (107.6)         (64.5)           (67)              n/a              (36)
-----------------------------------------------------------------------------------------------------------------------------
   Total operating income                         $  482.7       $  774.0            (38)              (38)              (5)
-----------------------------------------------------------------------------------------------------------------------------
Years ended December 31
-----------------------------------------------------------------------------------------------------------------------------
U.S.                                              $1,596.0       $1,773.1            (10)              n/a                -
-----------------------------------------------------------------------------------------------------------------------------
Europe                                             1,063.2        1,180.1            (10)               (7)              (3)
-----------------------------------------------------------------------------------------------------------------------------
Asia/Pacific                                         370.5          441.9            (16)               (7)              (4)
-----------------------------------------------------------------------------------------------------------------------------
Latin America                                         10.9          102.3            (89)              (91)             (46)
-----------------------------------------------------------------------------------------------------------------------------
Other(3)                                              11.7           94.1            (88)              (85)             (18)
-----------------------------------------------------------------------------------------------------------------------------
Corporate                                           (355.3)        (261.8)           (36)              n/a              (23)
-----------------------------------------------------------------------------------------------------------------------------
   Total operating income                         $2,697.0       $3,329.7            (19)              (17)              (5)
-----------------------------------------------------------------------------------------------------------------------------

(1)  Excluding the effect of foreign currency translation on reported results.

(2) Excluding the effect of foreign currency translation on reported results where applicable and excluding the $200.0 million special charge and the special other income (expense) items noted previously and quantified below.

(3) Includes operating losses for Partner Brands in 2001 of $28.7 million for the quarter and $66.5 million for the year ($3.8 million for the quarter and $41.6 million for the year excluding the charge related to the anticipated disposal of Aroma Cafe and the special charge). In 2000, operating losses for Partner Brands were $8.1 million for the quarter and $41.5 million for the year.

n/a  Not applicable

n/m Not meaningful

     U.S. reported operating income included $181.0 million of special charges for the quarter and year, related to the U.S. business reorganization and costs incurred in connection with the Monopoly game fraud. Excluding the special charges, U.S. adjusted operating income decreased 2% for the quarter and was relatively flat for the year. The decrease for the quarter was mainly due to lower other operating income. For the year, higher combined operating margin dollars were offset by higher selling, general and administrative expenses.

     Europe's reported operating income included $9.5 million of special charges for the quarter and $45.8 million for the year, related to the closing of under performing restaurants and global change initiatives. Excluding the special charges, Europe's adjusted operating income increased 6% for the quarter and decreased 3% for the year in constant currencies. Strong results in France and Russia drove this segment's performance for both periods. Germany and the U.K. also contributed significantly to the increase for the quarter. The results for the year were negatively affected by consumer confidence issues regarding the safety of the European beef supply.

     Asia/Pacific's reported operating income included $3.5 million of special charges for the quarter and $14.3 million for the year, primarily related to the closing of under performing restaurants. Excluding the special charges, adjusted operating income in Asia/Pacific decreased 7% for the quarter and 4% for the year in constant currencies. The strong results in China and the increase in the royalty percent received from Japan were more than offset by weak operating results in Japan and Taiwan for both periods and Australia for the year. In addition, results for the year included a gain on the sale of real estate in Singapore.

     Latin America's reported operating income included $5.0 million of special charges for the quarter and $40.4 million for the year, related to the closing of under performing restaurants and global change initiatives. Excluding the special charges, Latin America's adjusted operating income decreased 88% for the quarter and 46% for the year in constant currencies. Both periods were negatively impacted by the continuing difficult economic conditions experienced by most markets in the region. Weak results in Argentina, as a result of the economic crisis, contributed to the decline for the quarter.

     Included in the Other segment's reported results were $33.2 million of special charges for the quarter and $37.9 million for the year related to the closing of under performing restaurants, global change initiatives and the anticipated disposal of Aroma Cafe. In addition, the year included the $24.0 million asset impairment charge in Turkey. Weak results in several markets in the Middle East & Africa were partly offset by Canada's continued strong performance in both periods and improved performance for Partner Brands in the quarter.

INTEREST, NONOPERATING EXPENSE AND INCOME TAXES

Interest expense decreased for the quarter and increased for the year. Lower average interest rates were partly offset for the quarter and more than offset for the year by higher average debt levels. The higher average debt levels were a result of the Company using its available credit capacity to repurchase shares of its common stock. In addition, the year benefited from weaker foreign currencies.

     Nonoperating (income) expense for the year included a $137.1 million gain on an initial public offering of McDonald's Japan. The gain was due to the increase in the carrying value of our investment as a result of the cash proceeds from the IPO received by McDonald's Japan. Also contributing to nonoperating income for the year were foreign currency translation gains in 2001 compared with foreign currency translation losses in 2000. Partly offsetting the income for the year was the write-off of a domestic investment, the write-off of a financing receivable from a Latin American supplier and minority interest expense related to the sale of real estate in Singapore.

     The fourth quarter effective income tax rate was 26.4% compared with 31.3% in 2000. The effective tax rate for the year was 29.8% compared with 31.4% in 2000. The lower effective tax rate for the quarter resulted primarily from a one-time international tax benefit. In addition to the fourth quarter benefit, the effective tax rate for the year was lower in 2001 due to the Japan IPO gain, partly offset by certain restaurant closing charges and the Turkey asset impairment charge, none of which were tax-effected for financial reporting purposes. We expect the 2002 effective tax rate to be approximately 32% to 33%.

WEIGHTED AVERAGE SHARES

Weighted average shares outstanding for the quarter and the year were lower compared with the prior year due to shares repurchased. In addition, outstanding stock options had a less dilutive effect than in the prior year. The Company repurchased 36.1 million shares of its common stock during the year for approximately $1.1 billion. The Company intends to begin repurchasing shares under its recently authorized $5 billion share repurchase program in early 2002.

FORWARD-LOOKING STATEMENTS

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RELATED COMMUNICATIONS

In conjunction with its fourth quarter earnings release, McDonald's Corporation will broadcast its conference call with members of management live over the Internet on Thursday, January 24, 2002 at noon Central Time. Interested parties are invited to listen by logging on to http://www.mcdonalds.com/corporate/investor and clicking "Latest Investor
-------------------------------------------
Webcasts".

     McDonald's Corporation will also make additional sales information available by voicemail. Please call 630-623-7253 to obtain comparable sales information by segment for the quarter and the year.

                          McDONALD'S CORPORATION
                CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
-------------------------------------------------------------------------
                                                                Inc/(Dec)
Quarters ended December 31,            2001         2000         $     %
-------------------------------------------------------------------------
SYSTEMWIDE SALES                  $10,112.7     $9,924.5     188.2     2
Revenues
Sales by Company-operated
 restaurants                        2,811.4      2,676.6     134.8     5
Revenues from franchised
 and affiliated restaurants           960.1        913.0      47.1     5

TOTAL REVENUES                      3,771.5      3,589.6     181.9     5

Operating costs and expenses
Company-operated
 restaurants                        2,427.9      2,272.4     155.5     7
Franchised restaurants
 --occupancy costs                    202.0        191.9      10.1     5
Selling, general &
 administrative expenses              433.4        407.1      26.3     6
Special charge - global
 change initiatives                   200.0            -     200.0   n/m
Other operating (income)
 expense, net                          25.5        (55.8)     81.3   n/m
Total operating costs
 and expenses                       3,288.8      2,815.6     473.2    17

OPERATING INCOME                      482.7        774.0    (291.3)  (38)

Interest expense                      103.8        111.9      (8.1)   (7)

Nonoperating (income)
 expense, net                           9.4          4.6       4.8   n/m

Income before provision
 for income taxes                     369.5        657.5    (288.0)  (44)

Provision for
 income taxes                          97.6        205.5    (107.9)  (53)

NET INCOME                        $   271.9     $  452.0    (180.1)  (40)

NET INCOME PER
 COMMON SHARE                     $    0.21     $   0.35     (0.14)  (40)

NET INCOME PER
 COMMON SHARE-DILUTED             $    0.21     $   0.34     (0.13)  (38)

Weighted average
 common shares outstanding          1,282.7      1,307.0

Weighted average
 common shares outstanding
 -diluted                           1,299.3      1,335.8

n/m   Not meaningful

                             McDONALD'S CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
---------------------------------------------------------------------
                                                            Inc/(Dec)
Years ended December 31,           2001         2000          $     %
---------------------------------------------------------------------
SYSTEMWIDE SALES              $40,630.4    $40,181.2      449.2     1
Revenues
Sales by Company-operated
 restaurants                   11,040.7     10,467.0      573.7     5
Revenues from franchised
 and affiliated restaurants     3,829.3      3,776.0       53.3     1

TOTAL REVENUES                 14,870.0     14,243.0      627.0     4

Operating costs and expenses
Company-operated
 restaurants                    9,453.7      8,750.1      703.6     8
Franchised restaurants
 --occupancy costs                800.2        772.3       27.9     4
Selling, general &
 administrative expenses        1,661.7      1,587.3       74.4     5
Special charge - global
 change initiatives               200.0            -      200.0   n/m
Other operating (income)
 expense, net                      57.4       (196.4)     253.8   n/m
Total operating costs
 and expenses                  12,173.0     10,913.3    1,259.7    12

OPERATING INCOME                2,697.0      3,329.7     (632.7)  (19)

Interest expense                  452.4        429.9       22.5     5

Nonoperating (income)
 expense, net                     (85.1)        17.5     (102.6)  n/m

Income before provision
 for income taxes               2,329.7      2,882.3     (552.6)  (19)

Provision for
 income taxes                     693.1        905.0     (211.9)  (23)

NET INCOME                    $ 1,636.6    $ 1,977.3     (340.7)  (17)

NET INCOME PER
 COMMON SHARE                 $    1.27    $    1.49      (0.22)  (15)

NET INCOME PER
 COMMON SHARE-DILUTED         $    1.25    $    1.46      (0.21)  (14)

Weighted average

 common shares outstanding      1,289.7      1,323.2

Weighted average
 common shares outstanding
 -diluted                       1,309.3      1,356.5

n/m   Not meaningful

                     McDONALD'S CORPORATION SYSTEMWIDE SALES

Dollars in millions
------------------------------------------------------------------------
                                                       % Inc/(Dec)
                                                         As     Constant
Quarters ended December 31,     2001        2000   Reported    Currency*
------------------------------------------------------------------------
US
Operated by franchisees    $ 3,940.7    $3,769.0          5
Operated by the Company        773.3       780.7         (1)
Operated by affiliates         265.9       274.2         (3)
                             4,979.9     4,823.9          3          n/a

Europe
Operated by franchisees      1,360.6     1,176.9         16
Operated by the Company        965.8       922.1          5
Operated by affiliates         115.7       111.4          4
                             2,442.1     2,210.4         10            9

Asia/Pacific
Operated by franchisees        425.0       445.8         (5)
Operated by the Company        495.4       413.3         20
Operated by affiliates         657.6       890.2        (26)
                             1,578.0     1,749.3        (10)          (2)

Latin America
Operated by franchisees        210.1       242.1        (13)
Operated by the Company        196.0       207.2         (5)
Operated by affiliates           8.7        20.9        (58)
                               414.8       470.2        (12)          (2)

Other**
Operated by franchisees        295.4       308.0         (4)
Operated by the Company        380.9       353.3          8
Operated by affiliates          21.6         9.4        n/m
                               697.9       670.7          4            7

Systemwide
Operated by franchisees      6,231.8     5,941.8          5
Operated by the Company      2,811.4     2,676.6          5
Operated by affiliates       1,069.5     1,306.1        (18)
                           $10,112.7    $9,924.5          2            3


 *  Excluding the effect of foreign currency translation on reported results.

** The Other segment includes $258.4 million of sales in 2001 and $227.0 million in 2000 related to Partner Brands.

n/a Not applicable

n/m Not meaningful

                     McDONALD'S CORPORATION SYSTEMWIDE SALES

Dollars in millions
------------------------------------------------------------------------
                                                       % Inc/(Dec)
                                                         As     Constant
Years ended December 31,        2001        2000   Reported    Currency*
------------------------------------------------------------------------
US
Operated by franchisees    $15,786.2   $15,330.7          3
Operated by the Company      3,138.9     3,063.8          2
Operated by affiliates       1,126.4     1,178.3         (4)
                            20,051.5    19,572.8          2          n/a

Europe
Operated by franchisees      5,240.0     5,097.1          3
Operated by the Company      3,726.9     3,729.8          -
Operated by affiliates         444.8       465.9         (5)
                             9,411.7     9,292.8          1            5

Asia/Pacific
Operated by franchisees      1,693.8     1,809.3         (6)
Operated by the Company      1,871.2     1,777.9          5
Operated by affiliates       3,056.9     3,464.2        (12)
                             6,621.9     7,051.4         (6)           4

Latin America
Operated by franchisees        884.9       928.8         (5)
Operated by the Company        820.9       764.4          7
Operated by affiliates          27.4        96.8        (72)
                             1,733.2     1,790.0         (3)           6

Other**
Operated by franchisees      1,233.0     1,297.6         (5)
Operated by the Company      1,482.8     1,131.1         31
Operated by affiliates          96.3        45.5        n/m
                             2,812.1     2,474.2         14           17

Systemwide
Operated by franchisees     24,837.9    24,463.5          2
Operated by the Company     11,040.7    10,467.0          5
Operated by affiliates       4,751.8     5,250.7        (10)
                           $40,630.4   $40,181.2          1            4

  * Excluding the effect of foreign currency translation on reported results.

 ** The Other segment includes $977.1 million of sales in 2001 and $605.2 million in 2000 related to Partner Brands.

n/a Not applicable

n/m Not meaningful

                      McDONALD'S CORPORATION TOTAL REVENUES

Dollars in millions
----------------------------------------------------------------------
                                                      % Inc/(Dec)
                                                        As     Constant
Quarters ended December 31,     2001        2000  Reported    Currency*
----------------------------------------------------------------------
  U.S.                     $ 1,334.8   $ 1,321.8         1          n/a
  Europe                     1,233.7     1,163.6         6            5
  Asia/Pacific                 552.6       463.5        19           24
  Latin America                232.2       248.2        (6)           4
  Other**                      418.2       392.5         7            9
     Total                 $ 3,771.5   $ 3,589.6         5            6

----------------------------------------------------------------------
                                                      % Inc/(Dec)
                                                        As     Constant
Years ended December 31,        2001        2000  Reported    Currency*
----------------------------------------------------------------------
  U.S.                     $ 5,395.6   $ 5,259.1         3          n/a
  Europe                     4,751.8     4,753.9         -            4
  Asia/Pacific               2,112.0     1,987.0         6           14
  Latin America                971.3       949.3         2           12
  Other**                    1,639.3     1,293.7        27           30
     Total                 $14,870.0   $14,243.0         4            8


 *  Excluding the effect of foreign currency translation on reported results.

** The Other segment for the quarter includes $249.7 million of revenue in 2001 and $216.7 million in 2000 related to Partner Brands. For the year, the Other segment includes $939.9 million of revenue in 2001 and $563.8 million in 2000 related to Partner Brands.

n/a Not applicable

                    McDONALD'S CORPORATION OPERATING MARGINS

OPERATING MARGINS - McDONALD'S RESTAURANT BUSINESS**
------------------------------------------------------------------------
                                                           % Inc/(Dec)
Quarters ended       Percent            Amount           As     Constant
 December 31,     2001    2000      2001      2000 Reported    Currency*
------------------------------------------------------------------------
Company-operated
U.S.              15.1    16.7  $  117.1  $  130.1      (10)         n/a
Europe            16.7    17.1     161.7     157.5        3            1
Asia/Pacific      10.8    13.7      53.4      56.8       (6)          (3)
Latin America      7.0    11.3      13.7      23.5      (42)         (35)
Other             11.2    12.5      14.8      17.1      (13)          (9)
  Total           14.1    15.6  $  360.7  $  385.0       (6)          (6)

Franchised
U.S.              79.3    80.0  $  445.4  $  432.9        3          n/a
Europe            77.7    77.6     208.1     187.3       11            9
Asia/Pacific      88.1    83.1      50.4      41.7       21           30
Latin America     67.7    69.0      24.5      28.3      (13)          (6)
Other             79.4    78.6      29.3      30.5       (4)           -
  Total           79.0    79.0  $  757.7  $  720.7        5            5


------------------------------------------------------------------------
                                                         % Inc/(Dec)
Years ended         Percent             Amount           As     Constant
 December 31,     2001    2000      2001      2000 Reported    Currency*
------------------------------------------------------------------------
Company-operated
U.S.              16.0    17.0  $  500.9  $  521.1       (4)         n/a
Europe            16.8    18.3     626.2     682.7       (8)          (5)
Asia/Pacific      13.0    16.2     244.0     288.8      (16)         (10)
Latin America     10.1    12.4      83.2      94.6      (12)          (5)
Other             13.0    14.5      70.9      82.4      (14)          (9)
  Total           15.1    16.9  $1,525.2  $1,669.6       (9)          (6)

Franchised
U.S.              79.7    80.4  $1,799.5  $1,764.8        2          n/a
Europe            77.2    78.3     791.7     802.2       (1)           2
Asia/Pacific      87.2    82.7     209.9     173.0       21           36
Latin America     68.4    73.0     102.8     135.0      (24)         (18)
Other             79.8    78.9     123.6     127.0       (3)           1
  Total           79.1    79.5  $3,027.5  $3,002.0        1            3

  * Excluding the effect of foreign currency translation on reported results.

 ** Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

n/a Not applicable

                  McDONALD'S CORPORATION FINANCIAL INFORMATION


COMPANY-OPERATED MARGINS AS A PERCENT OF SALES -
McDONALD'S RESTAURANT BUSINESS*

--------------------------------------------------------------------------
                            Quarters ended               Years ended
                             December 31                 December 31
                            2001      2000              2001       2000
--------------------------------------------------------------------------
Food & paper                34.7      33.7              34.4       34.0
Payroll & employee
  benefits                  26.0      26.0              25.9       25.4
Occupancy & other
  operating expenses        25.2      24.7              24.6       23.7
     Total expenses         85.9      84.4              84.9       83.1
Company-operated margins    14.1      15.6              15.1       16.9

* Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

SELLING, GENERAL & ADMINISTRATIVE EXPENSES**

-------------------------------------------------------------------------
                                                      % Inc/(Dec)
                                                       As     In Constant
Years ended December 31       2001         2000  Reported     Currencies*
-------------------------------------------------------------------------
U.S.                      $  590.4     $  581.4         2             n/a
Europe                       328.2        336.1        (2)              1
Asia/Pacific                 127.6        127.1         -               7
Latin America                125.3        119.8         5              14
Other***                     176.4        161.1         9              12
Corporate                    313.8        261.8        20             n/a
                          $1,661.7     $1,587.3         5               7

  * Excluding the effect of foreign currency translation on reported results.
 ** Segment selling, general & administrative expenses have been restated for
    2000 to break out corporate expenses from the other operating segments.
*** The Other segment includes $101.6 million of selling, general & administrative expenses in 2001 and $84.5 million in 2000 related to Partner Brands.

                  McDONALD'S CORPORATION RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS
-----------------------------------------------------------------------
At December 31,                        2001       2000        Inc/(Dec)
-----------------------------------------------------------------------
  U.S.*                              13,099     12,804             295
  Europe
    United Kingdom                    1,184      1,117              67
    Germany                           1,152      1,091              61
    France                              913        857              56
    Italy                               320        290              30
    Spain                               309        276              33
    Sweden                              240        227              13
    Netherlands                         212        205               7
    Poland                              189        181               8
    Austria                             154        148               6
    Other                             1,121      1,068              53
    Total Europe                      5,794      5,460             334
  Asia/Pacific
    Japan*                            3,822      3,598             224
    Australia                           715        701              14
    China                               430        326             104
    Taiwan                              351        338              13
    South Korea                         324        243              81
    Philippines                         237        235               2
    Hong Kong                           198        177              21
    Other                               694        642              52
    Total Asia/Pacific                6,771      6,260             511
  Latin America
    Brazil                              568        543              25
    Mexico                              235        205              30
    Argentina                           211        209               2
    Other                               567        553              14
    Total Latin America               1,581      1,510              71
  Other
    Canada*                           1,223      1,154              69
    Other McDonald's                    550        511              39
    Partner Brands**                  1,075      1,008              67
    Total Other                       2,848      2,673             175
Systemwide restaurants               30,093     28,707           1,386

Countries                               121        120               1

 * Includes satellites at December 31, 2001: U.S. 1,004; Japan 1,828; Canada 307. At December 31, 2000: U.S. 999; Japan 1,649;
   Canada 280.

** Restaurants at December 31, 2001: Aroma Cafe 44; Boston Market 657; Chipotle
   177; Donatos Pizza 197. At December 31, 2000: Aroma Cafe 41; Boston Market 707; Chipotle 104; Donatos Pizza 156.

                  McDONALD'S CORPORATION RESTAURANT INFORMATION

RESTAURANT ADDITIONS
-----------------------------------------------------------------------
                          Quarters ended                Years ended
                           December 31                  December 31
                          2001(1)   2000               2001(1)   2000
-----------------------------------------------------------------------
  U.S.                     146       101                295      175
  Europe                   172       218                334      517
  Asia/Pacific             248       272                511      606
  Latin America             35        79                 71      211
  Other McDonald's          60        58                108       97
  Partner Brands            15        86                 67      792(2)
   Systemwide additions    676       814              1,386    2,398

(1) Under performing restaurant closings by segment: Europe 3 in quarter, 50 in year; Asia/Pacific 4 in quarter, 41 in year; Latin America 2 in quarter, 58 in year; Other McDonald's 14 in year.

(2) Primarily relates to the acquisition of Boston Market in second quarter 2000.

SYSTEMWIDE RESTAURANTS
-----------------------------------------------------------------------
At December 31,                         2001         2000     Inc/(Dec)
-----------------------------------------------------------------------
US
Operated by franchisees               10,427       10,169          258
Operated by the Company                1,945        1,912           33
Operated by affiliates                   727          723            4
                                      13,099       12,804          295
Europe
Operated by franchisees                3,331        3,094          237
Operated by the Company                2,230        2,142           88
Operated by affiliates                   233          224            9
                                       5,794        5,460          334
Asia/Pacific
Operated by franchisees                1,636        1,648          (12)
Operated by the Company                1,948        1,496          452
Operated by affiliates                 3,187        3,116           71
                                       6,771        6,260          511
Latin America
Operated by franchisees                  725          748          (23)
Operated by the Company                  781          680          101
Operated by affiliates                    75           82           (7)
                                       1,581        1,510           71
Other
Operated by franchisees                1,202        1,136           66
Operated by the Company                1,548        1,422          126
Operated by affiliates                    98          115          (17)
                                       2,848        2,673          175
Systemwide
Operated by franchisees               17,321       16,795          526
Operated by the Company                8,452        7,652          800
Operated by affiliates                 4,320        4,260           60
                                      30,093       28,707        1,386

                                      #  #  #

FREQUENTLY ASKED QUESTIONS

 . Can you explain the difference between reported income and adjusted income figures for the fourth quarter and year?

Reconciliation of 2001 reported income to adjusted income excluding special items.

Dollars in millions, except per common share data

                                                                     Net Income
                                             Operating               Per Common
Quarter ended December 31                       Income   Net Income       Share
As reported                                   $  482.7     $  271.9       $0.21
Special charge - global change initiatives       200.0        136.1         .11
Aroma Cafe and Monopoly-related costs             45.0         30.6         .02
Under performing restaurant closings               7.1          4.8           -
Adjusted                                      $  734.8     $  443.4       $0.34
Year ended December 31
As reported                                   $2,697.0     $1,636.6       $1.25
McDonald's Japan IPO gain*                           -       (137.1)       (.11)
Special charge - global change initiatives       200.0        136.1         .11
Under performing restaurant closings &
 technology write-off                            108.6         80.8         .06
Aroma Cafe and Monopoly related costs             45.0         30.6         .02
Asset impairment charge - Turkey                  24.0         24.0         .02
Domestic investment write-off *                      -          8.1         .01
Adjusted                                      $3,074.6     $1,779.1       $1.36

*Recorded in non-operating income

 .  What were special charges by segment?

Impact of special charges on operating income*

                                Quarter Ended            Year Ended
Dollars in millions         December 31, 2001     December 31, 2001
U.S.                                   $181.0                $181.0
Europe                                    9.5                  45.8
Asia/Pacific                              3.5                  14.3
Latin America                             5.0                  40.4
Other McDonald's                          8.3                  37.0
Partner Brands                           24.9                  24.9
Corporate                                19.9                  34.2
     Total                             $252.1                $377.6

*See Operating Income section of release for additional information concerning the nature of these charges.

 .  What was your tax rate in 2001 and what is it expected to be in 2002?
In the fourth quarter 2001, the effective income tax rate was 26.4%, compared with 31.3% in fourth quarter 2000. The lower tax rate resulted from a one-time international tax benefit. For the year 2001, the effective tax rate was 29.8%, compared with 31.4% in 2000. The annual 2001 rate benefited from the non-taxable Japan IPO gain and an international tax benefit, partly offset by certain restaurant closing charges and the asset impairment charge, none of which were tax-effected for financial reporting purposes.

We expect the annual tax rate for 2002 to be approximately 32% to 33%.

 .  What is the status of your share repurchase program?

We will begin purchasing stock under our newly authorized $5 billion program in 2002. We expect to complete these purchases over the next four years, depending on free cash flow. In 2001, we purchased $1.1 billion of stock.

 .  What is your earnings per share guidance for 2002?

We expect earnings per share for 2002 of $1.47-$1.54, excluding the impact of foreign currency translation.

 .  What is your currency outlook for 2002?
We don't project the translation impact of changing foreign currency rates. However, if rates remain where they are today, foreign currency translation would have no impact on reported earnings per share in 2002. Yet, it is very early in the year and therefore, it's unlikely that the impact will remain neutral. We will continue to monitor foreign currency fluctuations and update investors during the year. In 2001, foreign currency translation reduced reported earnings per share by 4 cents and reduced adjusted earnings per share by 3 cents.

 . Do you expect a benefit from the elimination of goodwill amortization in accordance with new accounting rules?

We anticipate a benefit of 2 cents per share for 2002, which is included in our earnings expectation of $1.47 to $1.54 per share, excluding the impact of foreign currency translation.

 .  Are you helping owner/operators fund U.S. initiatives?
In the U.S., we are contributing $2,000 per restaurant to owner/operators toward the cost of the team service counter system. The total cost of approximately $20 million will be expensed in the first quarter as payments are made and is included in our annual guidance above. In addition, we've redeployed S, G & A savings to fund the 800 number, mystery shops, restaurant manager incentives, simplification, training and other restaurant service improvements.